Exhibit 10.16

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of __________, 2016, by and among ARCC OTG Corp., a Delaware corporation (“AOTG”), OTG EXP, Inc., a Delaware corporation (“Parent”), OTG Management, LLC, a Delaware limited liability company (the “LLC”), OTG AOTG Merger Sub, Corp., a Delaware corporation (“Merger Sub”), and Ares Capital Corporation (the “AOTG Stockholder”).

WHEREAS, Parent has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) with respect to an initial public offering (the “IPO”) of its Class A common stock, par value $0.01 per share (the “Class A Shares”);

WHEREAS, the parties intend that, prior to consummation of the IPO, Merger Sub be merged with and into AOTG, with AOTG surviving that merger on the terms and subject to the conditions set forth herein (the “First Merger”);

WHEREAS, in the First Merger, upon the terms and subject to the conditions of this Agreement, each share of capital stock of AOTG will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, the parties intend that, immediately following the First Merger and prior to consummation of the IPO, AOTG be merged with and into Parent, with Parent surviving that merger on the terms and subject to the conditions set forth herein (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in the Second Merger, upon the terms and subject to the conditions of this Agreement, each share of capital stock of AOTG outstanding following the First Merger will be cancelled for no consideration;

WHEREAS, the respective Boards of Directors and stockholders of Parent, AOTG and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders;

WHEREAS, the LLC, AOTG, OTG Management, Inc., a Pennsylvania corporation (“OTGMI”), and OTG Consolidated Holdings, Inc., a Pennsylvania corporation (“OTGCHI”), are parties to the Amended and Restated Operating Agreement of the LLC, dated as of December 11, 2012 (the “Original Operating Agreement”);

WHEREAS, the LLC, OTGMI, OTGCHI, AOTG and the other parties thereto are party to the Amended and Restated Securityholders Agreement, dated as of January 2, 2014 (the “Securityholders Agreement”);

WHEREAS, the LLC, OTGMI, OTGCHI, AOTG and the other parties thereto are party to the Registration Rights Agreement, dated as of December 11, 2012 (the “Existing Registration Rights Agreement”);

WHEREAS, in connection with the IPO:

(a)     Parent, the LLC, OTGMI and OTGCHI intend to enter into an amended and restated operating agreement of the LLC to amend and restate the Original Operating Agreement of the LLC (the “A&R Operating Agreement”);

(b)     Parent, the LLC, OTGMI and OTGCHI intend to enter into an exchange agreement (the “Exchange Agreement”), pursuant to which, following the consummation of the IPO and on the terms and conditions therein, units in the LLC not held by Parent or its subsidiaries will be exchangeable for Class A Shares;

(c)     Parent, the LLC, OTGMI, OTGCHI and certain other parties intend to enter into a stockholders agreement (the “Stockholders Agreement”);

(d)     Parent, the LLC and certain other parties intend to enter into a tax receivable agreement (the “Tax Receivable Agreement”);

(e)     Parent, OTGMI, OTGCHI and certain other parties intend to enter into a registration rights agreement (the “EJB Registration Rights Agreement”); and

(f)     Parent and the AOTG Stockholder intend to enter into registration rights agreement (the “AOTG Registration Rights Agreement”);

WHEREAS, AOTG owns Warrant No. W1-1 entitling AOTG to purchase from the LLC a number of common units in the LLC (the “AOTG Warrant”) and Membership Interests (as defined in the Original Operating Agreement) representing 4.44% of the outstanding Membership Interests as of the date hereof (the “AOTG Equity”); and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Mergers, pursuant to the terms and conditions of this Agreement, will together qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1
THE FIRST MERGER

1.1          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into AOTG at the First Merger Effective Time (as hereinafter defined). Following the First Merger Effective Time, the separate corporate existence of Merger Sub shall cease, and AOTG shall continue as the surviving corporation of the First Merger (sometimes referred to herein as the “First Merger Surviving Corporation”).

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1.2          Subject to the provisions of this Agreement:

(a)                on or prior to the date hereof, AOTG and Merger Sub shall duly prepare and execute a certificate of merger (the “First Merger Certificate”) complying with Section 251(c) of the DGCL and substantially in the form attached hereto as Exhibit A; and

(b)               on the date of consummation of the IPO, but prior to such consummation, AOTG and Merger Sub shall file the First Merger Certificate with the Secretary of State of the State of Delaware with respect to the First Merger.

1.3          The First Merger shall become effective upon the filing of the First Merger Certificate (the “First Merger Effective Time”).

1.4          The First Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the First Merger Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the First Merger Surviving Corporation and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the First Merger Surviving Corporation.

Section 2
THE SECOND MERGER

2.1          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, immediately following the First Merger, the First Merger Surviving Corporation shall be merged with and into Parent at the Second Merger Effective Time (as hereinafter defined). Following the Second Merger Effective Time, the separate corporate existence of the First Merger Surviving Corporation shall cease, and Parent shall continue as the surviving corporation of the Second Merger.

2.2          Subject to the provisions of this Agreement:

(a)                after the First Merger, Parent and the First Merger Surviving Corporation shall duly prepare and execute a certificate of merger (the “Second Merger Certificate”) complying with Section 251(c) of the DGCL and substantially in the form attached hereto as Exhibit B; and

(b)               on the date of consummation of the IPO, but after the First Merger Effective Time and prior to such consummation, Parent and the First Merger Surviving Corporation shall file the Second Merger Certificate with the Secretary of State of the State of Delaware with respect to the Second Merger.

2.3          The Second Merger shall become effective upon the filing of the Second Merger Certificate (the “Second Merger Effective Time”). The parties agree that the filing of the Second Merger Certificate shall be made on the same date as the First Merger and as soon as practicable after the First Merger Effective Time.

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2.4          The Second Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Second Merger Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the First Merger Surviving Corporation shall vest in Parent, as the surviving corporation of the Second Merger, and all debts, liabilities, obligations and duties of the First Merger Surviving Corporation shall become the debts, liabilities, obligations and duties of Parent, as the surviving corporation of the Second Merger.

Section 3
CONVERSION AND CANCELLATION OF SECURITIES

3.1          At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party:

(a)                all shares of capital stock of AOTG issued and outstanding immediately prior to the First Merger Effective Time shall be converted into the right to receive, in the aggregate, the Merger Consideration and each holder of a certificate formerly representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b)               all shares of capital stock of AOTG will no longer be outstanding and all shares of capital stock of AOTG will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.1(a) hereof; and

(c)                each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the First Merger Surviving Corporation.

3.2          “Merger Consideration” means the number of Class A Shares, cash consideration set forth on Schedule I hereto and the amounts payable in the future pursuant to the Tax Receivable Agreement.

3.3          At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party, each share of capital stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled for no consideration and each holder of a certificate formerly representing any such shares will cease to have any rights with respect thereto.

Section 4
OFFICERS AND DIRECTORS; ORGANIZATIONAL DOCUMENTS

4.1          The directors and officers of Merger Sub, in each case, immediately prior to the First Merger Effective Time shall, from and after the First Merger Effective Time, be the directors and officers, respectively, of the First Merger Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law.

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4.2          At the First Merger Effective Time, (a) the certificate of incorporation of AOTG shall be amended so as to read in its entirety as set forth in Exhibit C, and, as so amended, shall be the certificate of incorporation of the First Merger Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law, and (b) the by-laws of Merger Sub as in effect immediately prior to the First Merger Effective Time shall be the by-laws of the First Merger Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law.

Section 5
IPO MATTERS

5.1          Each of AOTG and the AOTG Stockholder hereby consents to and irrevocably waives any objections to:

(a)                Parent’s and the LLC’s entry into the Merger and Warrant Exercise Agreement, dated on or about the date hereof, by and among Parent, the LLC and the other parties named therein and consummation of the transactions contemplated thereby;

(b)               the amendment and restatement of the Original LLC Operating Agreement and the entry into the Exchange Agreement, the Stockholders Agreement, the EJB Registration Rights Agreement and the Tax Receivable Agreement, provided that each such document is substantially in the form filed as an exhibit to the Registration Statement; and

(c)                the consummation of the IPO and the transactions contemplated thereby, including, without limitation, the issuance of newly-issued LLC Units by the LLC to Parent.

5.2          Each of AOTG and the AOTG Stockholder hereby acknowledges and irrevocably waives any objections to the termination, effective upon consummation of the IPO, of:

(a)                the Securityholders Agreement; and

(b)               the Existing Registration Rights Agreement.

5.3          The AOTG Stockholder agrees to execute a lock up agreement, in substantially the form attached hereto as Exhibit D.

5.4          The parties agree that the concurrent or prior execution and delivery of the AOTG Registration Rights Agreement and the Tax Receivable Agreement by each party thereto is a condition to the consummation of the the First Merger pursuant to Section 1 hereof.

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Section 6
REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1          Each party hereto represents and warrants to the other parties that:

(a)                Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or other applicable power and authority to own all of its properties and assets and to carry on its business as presently conducted.

(b)               The execution and delivery of, performance by such party under, and the consummation by such party of the transactions contemplated by, this Agreement have been duly authorized by all necessary corporate or other applicable action on the part of such party.

(c)                In the case of AOTG, the AOTG Warrant and the AOTG Equity are owned of record and beneficially by AOTG and, as of the First Merger Effective Time, will be free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”).

(d)               This Agreement has been duly executed and delivered by such such, and this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)                The execution and delivery of, performance by such party under, and the consummation by such party of the transactions contemplated by, this Agreement will not (i) constitute a breach of any of the terms or provisions of, or a default under, any agreement or other instrument to which such party is a party or by which it or its assets is bound, (ii) conflict with such party’s organizational or governing documents, (iii) conflict with any judgment, decree, order or award of any court, government body or arbitrator binding upon or affecting such party, (iv) conflict with any rule, law or regulation applicable to such party or (v) result in the creation or imposition of any lien, charge, restriction, claim or Encumbrance of any nature whatsoever upon any of the properties or assets of such party.

(f)                No governmental, administrative or other third party consents or approvals are required by or with respect to such party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than consents and approvals that have been, or prior to the required time will be, obtained.

(g)               In the case of AOTG, except as set forth on Schedule II hereto, and except with respect to income and franchise Taxes (and the costs to prepare associated Tax Returns), it has no assets, liabilities, obligations or commitments.

(h)               In the case of AOTG, other than with respect to its ownership of the AOTG Warrant and the AOTG Equity and incidental corporate and organizational matters, it has not conducted any business, operations, transactions or activities since its incorporation.

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(i)                 In the case of AOTG,

(i)                 All material Tax Returns required to have been filed by AOTG have been timely filed, and all such Tax Returns are true, correct and complete in all respects. All material Taxes due and owing by AOTG, whether or not reported on any such Tax Returns, have been timely paid. No written claim has been made by a jurisdiction in which AOTG does not file Tax Returns that it is or may be required to file Tax Returns or pay Taxes in such jurisdiction. All material Taxes required to have been withheld by it have been timely withheld and paid to the appropriate Governmental Authority.

(ii)               There is no Tax audit or administrative or judicial Tax proceeding pending with respect to AOTG, and it has not received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return, other than any audit arising as a result of an audit of the LLC.

(iii)             AOTG (A) is not a party to any Tax allocation or sharing agreement, (B) has not been a member of an Affiliated Group filing a consolidated federal Tax Return, although it does file a Schedule O to its IRS Form 1120 to apportion items for purposes of its Tax Returns and (C) does not have any actual or potential liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) or as a transferee or successor.

(iv)             It shall not be a breach of any representation in this Section 6.1(i) or Section 6.1(g) if the failure or inaccuracy of such representation arises as a result of (i) any inaccuracy reflected on a Schedule K-1 (or similar schedule for state and local tax purposes) or written information provided in connection therewith of the LLC or any predecessor or affiliate, (ii) any such schedule described in clause (i) being incomplete, or (iii) the LLC or any of its predecessors or affiliates having failed to provide AOTG with (x) any Tax Return that it is required to provide to AOTG pursuant to applicable law or (y) any additional information reasonably necessary for AOTG to prepare any Tax Return that AOTG has requested from the LLC or any of its predecessors or affiliates in writing.

6.2          None of the parties hereto knows of any fact or circumstance that could reasonably be expected to preclude or otherwise have any adverse effect on the Intended Treatment.

6.3          AOTG agrees that, from the date hereof until the completion of the Second Merger, it will not conduct any business, operations, transactions or activities or acquire any property or assets, except as consented to in writing by Parent.

6.4          AOTG agrees that, from the date hereof until the completion of the Second Merger, it will not, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of the AOTG Warrant or the AOTG Equity or interest therein.

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6.5          Each party shall, at the request of any other, promptly execute and deliver to the requesting party all such documents and instruments, shall take all other reasonable actions, and shall provide for any and all notifications and registrations, as the requesting party may from time to time request, or as may be necessary or convenient in order to effect the transactions contemplated by this Agreement, the IPO and the transactions contemplated thereby.

6.6          Without limiting Section 6.5, each party hereto will (i) timely file any appropriate information and statements required by the Code and the Treasury Regulations (or other applicable Tax law) to report the Mergers as qualifying for the Intended Treatment, (ii) absent a final determination inconsistent with the Intended Treatment (whether by settlement, closing agreement, decision, judgment, decree, or other final disposition), not take any position on any Tax Return that is inconsistent with the Intended Treatment, and (iii) not knowingly take any action or cause any action to be taken that would adversely affect the Intended Treatment.

6.7          Each party hereto shall cooperate and use their respective commercially reasonable efforts in order for any of Parent, the LLC or AOTG to obtain a tax opinion from a nationally recognized law or accounting firm to the effect that the Mergers qualify for the Intended Tax Treatment (including by making the tax representations customary in connection with a transaction of this type (the “Representations”)); provided, however, that each party hereto shall only be required to reasonably consider any requests from any other party hereto for information or documentation that is additional to the Representations and shall have no obligation hereunder to provide such information or documentation.

Section 7
TAX MATTERS

7.1          Tax Return Preparation. Parent shall prepare or cause to be prepared and file or cause to be filed each Tax Return of AOTG that is required to be filed after the Effective Date in accordance with the past practice of AOTG and the terms of this Agreement (including Section 6.6), except as required by applicable Law. Parent will deliver any such income Tax Return (along with any associated Schedule K-1 and applicable work papers) to the AOTG Stockholder at least 30 days prior to the due date (including extensions) for filing such Tax Return. Within 15 days of receiving a draft of such Tax Return, the AOTG Stockholder may provide reasonable written comments to Parent and Parent shall reflect such comments on such Tax Return, except to the extent such comments are contrary to applicable law or inconsistent with the past practice of AOTG. The AOTG Stockholder shall pay Parent any Taxes shown as due on any Tax Return for which the AOTG Stockholder is liable pursuant to Section 8.1 at least five (5) business days prior to the due date (including extensions) for filing such Tax Return. Parent shall pay the AOTG Stockholder any refund, credit or offset received with respect to any Tax. Return for which the AOTG Stockholder is liable pursuant to Section 8.1 within five (5) business days following the receipt of such refund, or the application of such credit or offset. Unless otherwise required by applicable law, Parent shall not amend any Tax Return for a taxable period ending on or before the Effective Date without the prior written consent of the AOTG Stockholder (which shall not be unreasonably withheld, delayed or conditioned).

7.2          Tax Contests. Parent shall, at the AOTG Stockholder’s expense (except where such audit arises as a result of an audit of the LLC), represent the interests of AOTG with respect to any refund claim or any audit, inquiry investigation or other proceeding (a “Tax Proceeding”) with respect to Taxes attributable to AOTG for any taxable period; provided, that, to the extent any such Tax Proceeding would reasonably be expected to affect the liability of the AOTG Stockholder for Taxes under this Agreement: (A) Parent shall keep the AOTG Stockholder and its tax advisor (as identified to Parent in writing by the AOTG Stockholder) advised of significant developments in the Tax Proceeding; (B) to the extent such Tax Proceeding relates to a taxable period ending on or before the Effective Date, the AOTG Stockholder shall be entitled to participate in such Tax Proceeding at its own expense; and (C) Parent will not settle or otherwise resolve such Tax Proceeding to the extent it would materially adversely affect the Tax liability of the AOTG Stockholder for Taxes under this Agreement without the prior written consent of the AOTG Stockholder (which consent will not be unreasonably withheld, delayed or conditioned).

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Section 8
INDEMNIFICATION

8.1          The AOTG Stockholder shall indemnify and hold harmless Parent with respect to any Loss resulting from, without duplication, (i) all Taxes (or the non-payment thereof) of AOTG for all taxable periods ending on or before the Effective Date and the portion through the end of the day of the Effective Date for any taxable period that includes (but does not end on) the Effective Date (the “Pre-Merger Tax Period”), other than a liability for a Tax that arises as a result of (A) any inaccuracy reflected on a Schedule K-1 (or similar schedule for state and local tax purposes) or written information provided in connection therewith of the LLC or any predecessor or affiliate, (B) any such schedule described in clause (A) being incomplete, or (C) the LLC or any of its predecessors or affiliates having failed to provide AOTG with (x) any Tax Return that it is required to provide to AOTG pursuant to applicable law or (y) any additional information reasonably necessary for AOTG to prepare any Tax Return that AOTG has requested from the LLC or any of its predecessors or affiliates in writing, and (ii) the breach or inaccuracy of any representation or warranty in Section 6.1(i). In the case of any taxable period that includes (but does not end on) the date of the First Merger Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, payments or payroll of AOTG for the Pre-Merger Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date and the amount of other Taxes of AOTG for a Straddle Period that relates to the Pre-Merger Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period.

Section 9
GENERAL

9.1          As used in this Agreement, the following terms shall have the following meanings:

(i)                 “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Tax law.

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(ii)               “Governmental Authority” means any federal, state, local or non-U.S. governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

(iii)             “Loss” means, with respect to any person, any actual direct losses, liabilities, demands, claims, actions, Taxes, out-of-pocket costs and expenses (including reasonable attorneys’ and professional advisors’ fees) against or affecting such person.

(iv)             “Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add on minimum, estimated, or other like assessment, charge or tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which AOTG is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person imposed on AOTG as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Effective Date.

(v)               “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

9.2          This Agreement may be executed in counterparts, all of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.3          The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

9.4          Each provision of this Agreement will be interpreted so as to be effective and valid under applicable laws, but if any provision is held invalid, illegal or unenforceable under applicable laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

9.5          This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the parties hereto, and any attempted assignment without such consent shall be null and void and of no force and effect.

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9.6          Notwithstanding any other provision of this Agreement, this Agreement may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the parties hereto, provided that this Agreement shall terminate automatically in the event that the IPO is not consummated prior to March 31, 2016.

9.7          This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

9.8          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF ANY LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

OTG EXP, INC.

By:
Name:
Title:

OTG MANAGEMENT, LLC

By:
Name:
Title:

OTG ATOG MERGER SUB, CORP.

By:
Name:
Title:

ARCC OTG CORP.

By:
Name:
Title:

ARES CAPITAL CORPORATION

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

MERGER CONSIDERATION

SCHEDULE II

ASSETS AND LIABILITIES